EXHIBIT 19
DUPONT DE NEMOURS, INC.
INSIDER TRADING POLICY
(Effective as of December 17, 2024)
This Insider Trading Policy provides the standards of DuPont de Nemours, Inc. (the “Company”) on trading the Company’s securities, or securities of other publicly-traded companies, while in possession of confidential information. This Policy is divided into three parts as follows:
•Part 1 prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company;
•Part 2 imposes blackout periods on trading and applies to all directors and officers subject to reporting under Section 16 of the Securities Exchange Act of 1934 (“Section 16 Persons”) and Covered Persons; and
•Part 3 which only applies to Section 16 Persons and other officers reporting directly to the Chief Executive Officer (“CEO”), prohibits certain types of transactions in the Company’s securities and requires the pre-clearance of all others.
One of the principal purposes of the federal securities laws is to prohibit “insider trading.” Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or provides material non-public information to others outside the Company who may trade on the basis of that information.
This Policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company. Transactions subject to this Policy also include gifts of Company securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization.
It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.
Each individual is responsible for making sure that he or she complies with this Policy, and that any family member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Corporate Secretary or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Violations of Insider Trading Laws.”

PART 1
I.General Policy: No Trading or Causing Trading While in Possession of Material Non-Public Information
(a)Except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Blackout Period – Exceptions,” no director, officer or employee may purchase, sell or gift any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. No director, officer or employee who knows of any such material non-public information may communicate that information to any other person, including family members and friends.
(b)In addition, no director, officer or employee may purchase, sell or gift any security of any other company, whether or not issued by such company, (i) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers or (ii) that is involved in a potential transaction or business relationship with the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee who knows of any such material non-public information may communicate that information to any other person, including family members and friends.
(c)Never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the Corporate Secretary.
(d)There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. The securities laws do not recognize any mitigating circumstances.
II.Definitions
(a)Covered Persons. Those individuals designated as such from time to time by the Corporate Secretary. A list of Covered Persons is maintained by the Corporate Secretary and generally includes directors, officers and certain employees with access to material non-public information by virtue of their role (e.g. financial reporting).
(b)Materiality. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities or if such information would otherwise be deemed material under applicable federal securities laws. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
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(i)Earnings announcements or guidance, or other unpublished financial results;
(ii)A pending or proposed merger, acquisition, disposition, joint venture or restructuring;
(iii)A change in dividend policy or the declaration of a stock split;
(iv)The establishment, announcement, or execution of a repurchase program for the Company’s securities;
(v)A change in executive management;
(vi)A change in auditors or notification that the auditor’s reports may no longer be relied upon;
(vii)Pending or threatened significant litigation, or the resolution of such litigation;
(viii)Impending bankruptcy or the existence of severe liquidity problems;
(ix)The gain or loss of a significant customer or supplier;
(x)A significant cybersecurity incident or data breach having the potential to jeopardize the integrity, confidentiality, or availability of information on the Company’s information systems or to otherwise adversely affect the Company’s operations or reputation; and
(xi)Changes in analyst recommendations or debt ratings.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price (such as a merger) may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult the Corporate Secretary before making any decision to disclose such information (other than to persons who need to know it for legitimate business purposes) or to trade in or recommend securities to which that information relates.
(c)Non-Public Information. Information that has not been disclosed to the public is generally considered to be “non-public information.” In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated (for example, through the issuance of a press release). Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the
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information. As a general rule, information should not be considered fully absorbed by the marketplace until after one (1) full trading day following the Company’s official release of the information. If, for example, the Company were to make an announcement before the market opens on Monday morning, you should not trade in the Company’s securities until Tuesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Corporate Secretary or assume that the information is “non-public” and treat it as confidential.
(d)Officer. The term “officer” means an employee at Vice President level and above.
III.Violations of Insider Trading Laws
(a)In addition to severe civil and/or criminal penalties, employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Corporate Secretary and must be provided before any activity contrary to the above requirements takes place.
IV.Transactions by Family Members and Others
(a)This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the Company’s securities (collectively referred to as “family members”).
V.Transactions by Entities that You Influence or Control
(a)This Policy applies to any entities that you influence or control, including any corporations, limited liability companies, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
VI.Transactions Under Company Plans
With respect to the following transactions, this Policy will apply only as indicated below:
(a)Stock Option Exercises. This Policy applies to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or the related withholding tax. The Policy does not, however, apply to a simple exercise and hold transaction in which you pay both the exercise price of the option and any required withholding tax in cash and you hold the stock issued upon exercise of the option in your brokerage account.
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(b)Restricted Stock Units. This Policy does not apply to the vesting of restricted stock units. The Policy does apply, however, to any open market sale of the underlying stock.
(c)401(k) Plan. This Policy does not apply to purchases of the Company’s securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the amount or percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
(d)Deferred Compensation Plans. This Policy does not apply to the allocation of Company stock units to your account under a deferred compensation plan resulting from your periodic deferrals under the plan pursuant to your deferral election. This Policy does apply, however, to certain elections you may make under a deferred compensation plan, including: (a) an election to increase or decrease the amount or percentage of your deferral that will be allocated to Company stock units; and (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock units.
VII.Other Transactions
(a)The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is strongly recommended that any persons subject to this Policy not engage in any of the following transactions or otherwise consider the Company’s preferences as described below:
(i)Short-Term Trading. Short-term trading of the Company’s securities (an open market purchase within six months of a sale and vice versa) may be distracting and unduly focus the person’s attention on the Company’s short-term stock market performance instead of the Company’s long-term business objectives.
(ii)Short Sales. Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance.
(iii)Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material non-public information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.
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(iv)Hedging Transactions. Hedging transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) may permit a director, officer or employee to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders.
(v)Margin Accounts and Pledged Securities. Securities held in a margin account or pledged as collateral for a loan may be sold without the customer’s consent if the customer fails to meet a margin call or defaults on the loan. Such sale may occur at a time when the pledgor is aware of material non-public information.
NOTE: Section 16 Persons and other officers reporting directly to the CEO are subject to certain additional restrictions relative to these types of transactions. See Section II of Part 3.

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PART 2
I.Blackout Periods
(a)All Covered Persons are prohibited from trading in the Company’s securities during blackout periods.
(i)Quarterly Blackout Periods. In addition to the general policy in Section I of Part 1, trading in the Company’s securities is prohibited during the period beginning at the close of the market on the fifteenth (15th) day of the third month of each fiscal quarter and ending after one (1) full trading day following the release of the Company’s quarterly earnings. The Company may extend these blackout periods at any time by notice to Covered Persons.
(ii)Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
(iii)Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement which provides an affirmative defense from insider trading liability under Rule 10b-5 (a “Rule 10b5-1 Plan”). To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Corporate Secretary and meet the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans).

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PART 3
I.Pre-clearance of Securities Transactions
(a)Section 16 Persons and other officers reporting directly to the CEO may not engage in any transaction in the Company’s securities, including a transfer of securities as a gift, without first obtaining pre-clearance of the transaction from the CEO and Corporate Secretary. The CEO and Corporate Secretary are under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in the Company’s securities, and should not inform any other person of the restriction.
(b)Unless otherwise specified by the Corporate Secretary, pre-cleared trades must be effected within five business days of receipt of pre-clearance. Transactions not effected within the time limit would be subject to pre-clearance again.
II.Restricted Transactions
(a)Short-Term Trading. The securities laws impose liability for “short-swing profits” by Section 16 Persons and require the Company to recover those profits. Any profit realized from the open market purchase and sale or sale and purchase of the Company’s securities, within any period of less than six months may be recovered in a court action brought by the Company or any stockholder on behalf of the Company. For this reason, Section 16 Persons and other officers reporting directly to the CEO are prohibited from engaging in transactions that would generate “short-swing” profits.
(b)Short Sales. The securities laws also prohibit short sales by Section 16 Persons. Other officers reporting directly to the CEO are also prohibited by this Policy from engaging in short sales of the Company’s securities.
(c)Hedging Transactions. For the reasons described in Section VII of Part 2, Section 16 Persons and other officers reporting directly to the CEO are prohibited from engaging in hedging transactions.
(d)Margin Accounts and Pledged Securities. For the reasons described in Section VII of Part 1, Section 16 Persons and other officers reporting directly to the CEO are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan. The Corporate Secretary may grant exceptions to this prohibition when any such person wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. All requests for exceptions must be submitted to the Corporate Secretary at least two weeks prior to the transaction.
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